Exhibit 23.1

REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Pinnacle Systems, Inc.:

The audits referred to in our report dated July 26, 2002, included the related financial statement schedule as of June 30, 2002 and for each of the years in the three-year period ended June 30, 2002, included in the annual report on Form 10-K for the year ended June 30, 2002. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-89706, 333-2816, 333-38999, 333-35601, 333-25697, 333-16999, 333-34759, 333-63759, 333-74071, 333-75117, 333-75935, 333-84739, 333-85895, 333-42776, 333-35498, 333-30492, 333-35424, 333-42780, 333-51110, 333-61512, 333-63962, 333-83026, 333-72298 and 333-81978) on Forms S-8 and S-3 of Pinnacle Systems, Inc. of our report dated July 26, 2002 relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2002 and the related schedule, which report appears in the June 30, 2002, annual report on Form 10-K of Pinnacle Systems, Inc.

/s/ KPMG LLP

Mountain View, California
September 26, 2002